Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 23, 2015, except Note 18 paragraph one, dated April 21, 2015 on the consolidated financial statements of XRpro Sciences, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss and changes in stockholders’ equity and cash flows for the years ended December 31, 2014 and 2013, included herein on the registration statement of XRpro Sciences, Inc. on Form Amendment No.1 to S-1 , and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ RBSM LLP

New York, NY

May 11, 2015